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                       Consent of KPMG Peat Marwick LLP



The Board of Directors
Delta Financial Corporation:

We consent to the use of our report included herein and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the registration statement.


KPMG Peat Marwick LLP



New York, New York
June 6, 1997